Exhibit 99.1

Securitize, the Leading Tokenization Platform, to Become a Public Company at $1.25B Valuation via Business Combination With Cantor Equity Partners II

●	Establishes the first public securities-focused tokenization infrastructure company

●	Industry-leading end-to-end tokenization platform with blue-chip institutional partnerships including BlackRock, Apollo, Hamilton Lane and VanEck

●	Upsized $225 million in committed common stock PIPE financing led by new and existing blue-chip institutional investors, including Arche, Borderless Capital, Hanwha Investment & Securities, InterVest, and ParaFi Capital

●	Transaction values Securitize at a $1.25 billion pre-money equity value, with existing Securitize equity holders rolling 100% of their interests into the combined company, including ARK Invest, BlackRock, and Morgan Stanley Investment Management

MIAMI and NEW YORK — October 28, 2025 — Securitize, Inc. (“Securitize” or the “Company”), the world’s leading platform1 for tokenizing real-world assets, and Cantor Equity Partners II, Inc. (Nasdaq: CEPT) (“CEPT”), a special purpose acquisition company sponsored by an affiliate of Cantor Fitzgerald, today announced that they have entered into a definitive business combination agreement through which Securitize will become a publicly-listed company. The Company will be uniquely positioned to participate in a $19 trillion TAM for tokenization of real-world assets.

The transaction values Securitize at a $1.25 billion pre-money equity value. Existing equity holders including ARK Invest, BlackRock, Blockchain Capital, Hamilton Lane, Jump Crypto, Morgan Stanley Investment Management and Tradeweb Markets will roll 100% of their interests into the combined company. The combined company will be renamed Securitize Corp. and its common stock is expected to trade on Nasdaq under the ticker symbol “SECZ”.

In connection with the transaction, Securitize plans to tokenize its own equity, an industry first designed to demonstrate how the public company process and trading can move onchain.

“This is a defining moment for Securitize and for the future of finance,” said Carlos Domingo, Co-Founder and CEO of Securitize. “We founded this company with a mission to democratize capital markets by making them more accessible, transparent, and efficient through tokenization. This is the next chapter in making financial markets operate at the speed of the internet and is another step in our mission to bring the next generation of finance onchain and tokenize the world.”

“We believe that blockchain technology has massive potential to transform finance, and partnering with Securitize underscores our confidence in tokenization as a foundational force in the next era of capital markets” said Brandon Lutnick, Chairman and CEO of Cantor Fitzgerald and Chairman of Cantor Equity Partners II.

A Trusted Ecosystem for Tokenization

Securitize’s platform powers the end-to-end relationship between issuers and investors, combining regulatory compliance, digital asset infrastructure, and broad ecosystem integrations across major blockchains, custodians, prime brokers, and DeFi protocols.

Key Investment Highlights:

●	Trusted by the World’s Leading Institutions – Partner to blue-chip financial institutions including BlackRock, Apollo, KKR, Hamilton Lane, and VanEck.

●	Comprehensive and Regulated Stack – First platform with SEC-registered transfer agent, broker-dealer, ATS, investor advisor, and fund administration.

●	Massive Addressable Market – Positioned to participate in a $19 trillion opportunity in tokenization across equities, fixed income, and alternative assets.

●	Deep Ecosystem Integration – Securitize supports fifteen major blockchains, and is connected to leading DeFi protocols, stablecoin infrastructure, and digital custodians to enable secondary market liquidity.

Modernizing Capital Markets

Founded in November 2017, Securitize has built the most comprehensive and trusted infrastructure for tokenizing financial assets onchain. The company operates a fully regulated, end-to-end platform for the issuance, trading and servicing of tokenized securities. As the only vertically integrated tokenization provider with SEC-registered entities across a transfer agent, broker-dealer, alternative trading system (ATS), investor advisor and fund administration, Securitize uniquely enables a complete lifecycle for tokenized assets.

Today, Securitize has tokenized more than $4 billion in assets through partnerships with leading asset managers, including Apollo, BlackRock, Hamilton Lane, KKR, and VanEck. The firm’s launch of KKR’s Health Care Strategic Growth Fund II in 2022 marked the first time a major global investment manager tokenized a fund onchain, while BlackRock’s BUIDL, tokenized by Securitize in 2024, became the largest tokenized real-world asset in the world.

Beyond institutional funds, Securitize has also pioneered the tokenization of equities, beginning with Exodus, the first U.S.-registered company to tokenize its common stock, and more recently, FG Nexus, a new framework for tokenizing stocks for publicly listed companies.

Transaction Overview

The proposed business combination values Securitize at a pre-money $1.25 billion equity value and is expected to deliver up to approximately $469 million2 of gross proceeds to Securitize, consisting of:

●	$225 million pursuant to a fully committed PIPE, anchored by new and existing blue-chip institutional investors including Arche, Borderless Capital, Hanwha Investment & Securities, InterVest, and ParaFi Capital

●	$244 million of cash held in CEPT’s trust account, assuming no redemptions

Net proceeds from the transaction will strengthen the company’s balance sheet with significant capital, enabling Securitize to accelerate its commercial roadmap, scale customer adoption, and unlock key growth opportunities. No existing Securitize shareholders will sell any shares or receive cash consideration as part of the transaction, and all existing Securitize shareholders will be locked up at close of the transaction. The transaction has been unanimously approved by both companies’ boards of directors and is expected to close in the first half of 2026, subject to customary closing conditions and regulatory approvals.

[1]	https://app.rwa.xyz/platforms (Oct 2025)

[2]	Amounts exclude $50 million in incremental gross proceeds, of which $30 million was funded in October 2025 and $20 million that is expected to be funded at closing pursuant to an existing option issued pursuant to a prior funding round.

Advisors

Citigroup Global Markets Inc. (“Citi”) is acting as financial and capital markets advisor to Securitize. Cantor Fitzgerald & Co. (“CF&Co.”) is acting as financial and capital markets advisor to CEPT. Citi and CF&Co. are acting as co-placement agents for the PIPE.

Davis Polk & Wardwell LLP is serving as legal advisor to Securitize. Hughes Hubbard & Reed LLP is serving as legal advisor to CEPT. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Citi and CF&Co in connection with their roles as co-placement agents.

About Securitize

Securitize is tokenizing the world with $4B+ AUM (as of Oct 2025) through tokenized funds and equities in partnership with top-tier asset managers, such as Apollo, BlackRock, Hamilton Lane, KKR, VanEck and others. Securitize, through its subsidiaries, is a SEC-registered broker dealer, digital transfer agent, fund administrator and operator of a SEC-regulated Alternative Trading System (ATS). Securitize has also been recognized as a 2025 Forbes Top 50 Fintech company.

For more information, please visit:

Website | X/Twitter | LinkedIn

About Cantor Equity Partners II

Cantor Equity Partners II, Inc. (Nasdaq: CEPT) is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities. CEPT is led by Chairman and Chief Executive Officer Brandon Lutnick and sponsored by an affiliate of Cantor Fitzgerald.

About Cantor Fitzgerald, L.P.

Cantor Fitzgerald, with more than 14,000 employees, is a leading global financial services and real estate services holding company and a proven and resilient leader for more than 79 years. Its diverse group of global companies provides a wide range of products and services, including investment banking, asset and investment management, capital markets, prime services, research, digital assets, data, financial and commodities brokerage, trade execution, clearing, settlement, advisory, financial technology, custodial, commercial real estate advisory and servicing, and more.

Important Information and Where to Find It

In connection with the proposed transactions, a newly formed entity will file a registration statement on Form S-4 with the SEC that will include a prospectus with respect to certain of the securities to be issued in connection with the proposed transactions and a proxy statement with respect to the shareholder meeting of CEPT to vote on the proposed transactions. Shareholders of CEPT and other interested persons are encouraged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about Securitize, CEPT and the proposed transactions. After the registration statement is declared effective, the definitive proxy statement and other relevant documents will be mailed to shareholders of CEPT as of a record date to be established for voting on the proposed transactions. Once available, shareholders of CEPT will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to the media contacts below. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

CEPT, Securitize Holdings, Inc. (“Pubco”), Securitize and their respective directors, executive officers, and certain of their shareholders and other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from CEPT’s shareholders in connection with the proposed transactions. A list of the names of such persons, and information regarding their interests in the proposed transactions and their ownership of CEPT’s securities are, or will be, contained in CEPT’s filings with the SEC, including CEPT’s prospectus filed on May 2, 2025. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from CEPT’s shareholders in connection with the proposed transactions, including the names and interests of CEPT’s, Pubco’s and Securitize’s directors and executive officers, will be set forth in the proxy statement/prospectus, which is expected to be filed by Pubco, Securitize and CEPT, as applicable, with the SEC. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This press release and the information contained herein are for informational purposes only and are not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of CEPT or Pubco, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the proposed transactions involving Pubco, Securitize and CEPT, including expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding Pubco, Securitize, CEPT and the proposed transactions and statements regarding the anticipated benefits and timing of the completion of the proposed transactions, the assets held by Pubco and Securitize, Pubco’s listing on any securities exchange, the macro and political conditions surrounding digital assets, the planned business strategy, plans and use of proceeds, objectives of management for future operations of Pubco, pro forma ownership of Pubco, the upside potential and opportunity for investors, Pubco’s plan for value creation and strategic advantages, market size and growth opportunities, investor benefits, regulatory conditions, competitive position, technological and market trends, future financial condition and performance and expected financial impacts of the proposed transactions, the satisfaction of closing conditions to the proposed transactions and the level of redemptions of CEPT’s public shareholders, and Pubco’s and Securitize’s expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: the risk that the proposed transactions may not be completed in a timely manner or at all, which may adversely affect the price of CEPT’s securities; the risk that the proposed transactions may not be completed by CEPT’s business combination deadline; the failure by the parties to the business combination agreement to satisfy the conditions to the consummation of the proposed business combination, including the approval of CEPT’s shareholders, or the PIPE; failure to realize the anticipated benefits of the proposed transactions; the level of redemptions of CEPT’s public shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing, or trading of the Class A ordinary shares or the shares of common stock of Pubco; the lack of a third-party fairness opinion in determining whether or not to pursue the proposed business combination; the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after closing of the proposed transactions; costs related to proposed transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to Pubco’s anticipated operations and business, including the highly volatile nature of the price of digital assets; risks related to increased competition in the industries in which Pubco will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets and tokenization; risks relating to the treatment of digital assets for U.S. and foreign tax purposes; risks that after consummation of the proposed transactions, Pubco experiences difficulties managing its growth and expanding operations; challenges in implementing Pubco’s business plan (including expanding and/or growing its advisory services business) due to operational challenges, significant competition and regulation; being considered to be a “shell company” by any stock exchange on which Pubco’s common stock will be listed or by the SEC, which may impact Pubco’s ability to list Pubco’s common stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; the outcome of any potential legal proceedings that may be instituted against Pubco, Securitize, CEPT or others following announcement of the proposed transactions, and those risk factors discussed in documents that Pubco and/or CEPT filed, or that will be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus of CEPT dated as of May 1, 2025 and filed by CEPT with the SEC on May 2, 2025, CEPT’s Quarterly Reports on Form 10-Q, CEPT’s Annual Report on Form 10-K and the Registration Statement that will be filed by Pubco and Securitize and the proxy statement/prospectus contained therein, and other documents filed by CEPT and Pubco from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that CEPT, Securitize and Pubco do not presently know or that CEPT, Securitize and Pubco currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and none of CEPT, Securitize or Pubco assumes any obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of CEPT, Securitize or Pubco gives any assurance that any of CEPT, Securitize or Pubco will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by CEPT, Securitize or Pubco or any other person that the events or circumstances described in such statement are material.

Media Contacts

Tom Murphy
tom.murphy@securitize.io

Cantor Fitzgerald
media@cantor.com

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